                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          --Enter Company Name Here--
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                          MERCK & CO., INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                  [LOGO]MERCK
                               Merck & Co., Inc.

                            NOTICE OF ANNUAL MEETING

                                      and

                                PROXY STATEMENT

                         Annual Meeting of Stockholders

            Edward Nash Theatre at Raritan Valley Community College

                          Route 28 and Lamington Road

                            North Branch, New Jersey

                                 April 23, 1997

                               Merck & Co., Inc.
                                 P.O. Box 100
                   Whitehouse Station, New Jersey 08889-0100
                                (908) 423-1000

                   Notice of Annual Meeting of Stockholders

                                April 23, 1997

                               ----------------

To the Stockholders:

  The Annual Meeting of Stockholders of Merck & Co., Inc. will be held on Wednesday, April 23, 1997, at 2:00 p.m., at the Edward Nash Theatre at Raritan Valley Community College, Route 28 and Lamington Road, North Branch, New Jersey, for the following purposes:

  . To elect one director for a term ending in 1999 and four directors for terms ending in 2000;

  . To consider and act upon a proposal to ratify the appointment of independent public accountants for 1997;

  . To consider and act upon a stockholder proposal concerning prior government/political service of certain employees and directors;

  . To consider and act upon a stockholder proposal concerning benefits for management and directors;

  . To consider and act upon a stockholder proposal concerning confidential voting;

  . To consider and act upon a stockholder proposal concerning providing shareholders with reports;

  . To consider and act upon a stockholder proposal concerning charitable contributions; and

  . To transact such other business as may properly come before the meeting and all adjournments thereof.

  Only stockholders of record at the close of business on March 7, 1997, the record date and time fixed by the Board of Directors, are entitled to notice of, and to vote at, said meeting. It is always important for you, as a stockholder, to exercise your right to vote.

  Admission to the meeting will be by ticket only. If you are a stockholder of record and plan to attend, please check the appropriate box on the proxy card. The ticket attached to the proxy card will admit you and one guest to the meeting. If you are a stockholder whose shares are held through an intermediary such as a bank or broker and you plan to attend, you may request a ticket by writing to the Office of the Secretary, WS 3AB-05, Merck & Co., Inc., P.O. Box 100, Whitehouse Station, New Jersey 08889-0100. Evidence of your ownership, which you can obtain from your bank, broker, etc., must accompany your letter.

  IN ORDER THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING IF YOU ARE NOT PERSONALLY PRESENT, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY/VOTING INSTRUCTION CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ADDRESSED ENVELOPE.

                      By order of the Board of Directors,

                                          Celia A. Colbert
                                          Vice President, Secretary and
                                          Assistant General Counsel

March 17, 1997

                               Merck & Co., Inc.
                                 P. O. Box 100
                   Whitehouse Station, New Jersey 08889-0100
                                (908) 423-1000

                                                                 March 17, 1997

                                Proxy Statement

                               ----------------

  This proxy statement is furnished to stockholders of Merck & Co., Inc. in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of the Company which will be held at the Edward Nash Theatre at Raritan Valley Community College, Route 28 and Lamington Road, North Branch, New Jersey, on Wednesday, April 23, 1997, and all adjournments thereof. The Company's Annual Report for 1996, including financial statements, and proxy statement and proxy/voting instruction card ("proxy card" or "proxy") are being mailed to stockholders beginning March 17, 1997.

  If a stockholder is a participant in the Merck Stock Investment Plan, the proxy card covers the shares in the account for that plan, as well as shares registered in the participant's name.

  HOWEVER, THE PROXY CARD WILL NOT SERVE AS A VOTING INSTRUCTION CARD FOR THE SHARES HELD FOR PARTICIPANTS IN THE MERCK & CO., INC. EMPLOYEE SAVINGS AND SECURITY PLAN ("ES&SP"), MERCK & CO., INC. EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN ("ESP&SP"), ASTRA MERCK, INC. EMPLOYEE SAVINGS AND SECURITY PLAN ("AMES&SP"), HUBBARD FARMS, INC. EMPLOYEE SAVINGS PLAN ("HFESP") OR MEDCO 401(K) SAVINGS PLAN ("MSP"). INSTEAD, THESE PARTICIPANTS WILL RECEIVE FROM THE PLAN TRUSTEES SEPARATE VOTING INSTRUCTION CARDS COVERING THESE SHARES. VOTING INSTRUCTION CARDS FOR THE ES&SP, ESP&SP, AMES&SP AND HFESP MUST BE SIGNED AND RETURNED OR THE SHARES WILL NOT BE VOTED. IF VOTING INSTRUCTION CARDS FOR THE MSP ARE NOT RETURNED, THE PLAN TRUSTEE WILL VOTE THOSE SHARES IN THE SAME MANNER AS IT VOTED THE MAJORITY OF THE SHARES FOR WHICH VOTING INSTRUCTIONS WERE RECEIVED.

  Any proxy cards returned without specification will be voted as to each proposal in accordance with the recommendations of the Board of Directors.

THE PROXY

  Any person giving a proxy has the power to revoke it at any time before it is voted, upon written notice to Celia A. Colbert, Vice President, Secretary and Assistant General Counsel of the Company.

  The Company will bear the costs of solicitation of proxies. Following the mailing of proxy soliciting material, proxies may also be solicited by directors, officers and regular employees of the Company in person, by telephone or by other electronic means. The Company will also reimburse persons holding stock for others in their names or in those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. The Company will use the services of Morrow & Co., 909 Third Avenue, New York, N.Y. 10022-4799, to aid in the solicitation of proxies at an anticipated fee of $18,000 plus reasonable expenses.

BENEFICIAL OWNERSHIP OF SECURITIES AND VOTING RIGHTS

  On December 31, 1996, no individual, corporation or other entity was known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock.

  There are outstanding and entitled to vote as of the record date, March 7, 1997, 1,210,027,985 shares of Common Stock of the Company. The holders of a majority in interest of all the stock of the Company entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for the transaction of business.

  The holders of Common Stock are entitled to one vote per share but, in connection with the cumulative voting feature applicable to the election of directors, each stockholder is entitled to as many votes as shall equal the number of shares held by such person at the close of business on the record date, multiplied by the number of directors to be elected. A stockholder may cast all of such votes for a single nominee or may apportion such votes among any two or more nominees. For example, when five directors are to be elected, a holder of 100 shares may cast 500 votes for a single nominee, apportion 250 votes to each of two nominees, or apportion 500 votes in any other manner by so noting in the space provided on the accompanying proxy card. A stockholder may withhold votes from any or all nominees by notation to that effect on the proxy card. Except to the extent that a stockholder withholds votes from any or all nominees, the persons named in the proxy card, in their sole discretion, will vote such proxy for, and, if necessary, exercise cumulative voting rights to secure, the election of the nominees listed below as directors of the Company.

  In the event that any of the nominees becomes unavailable, which the Company does not expect, it is intended that, pursuant to the accompanying proxy, votes will be cast for such substitute nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

  The persons named in the accompanying proxy will vote such proxy in accordance with the specification made thereon with respect to each of the other proposals or, if no specification is made, FOR the proposal to ratify the appointment of independent public accountants and AGAINST the stockholder proposals. A majority of the votes cast by holders of Common Stock is required for approval of these proposals. Abstentions and broker non-votes are not counted as votes cast on any matter to which they relate.

                           1. ELECTION OF DIRECTORS

  Five directors are to be elected at the meeting. One director is to be elected for the two remaining years of a term expiring in 1999 and four directors are to be elected for full three-year terms expiring in 2000. The Board's nominees are Dr. Edward M. Scolnick for a term expiring in 1999 and Mr. Lawrence A. Bossidy, Dr. Johnnetta B. Cole, Mr. Charles E. Exley, Jr. and Dr. William N. Kelley for terms expiring in 2000. After the election of five directors at the meeting, the Company will have thirteen directors, including the eight directors whose present terms currently extend beyond the meeting. Information on the nominees and continuing directors follows.

  Dr. Edward M. Scolnick was elected by the Board in January 1997, subject to election by the stockholders at this Annual Meeting. All other candidates have previously been elected by the stockholders.

  NAME, AGE AND
  YEAR FIRST          BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS OR
ELECTED DIRECTOR                 SIGNIFICANT AFFILIATIONS
----------------      ----------------------------------------------
NOMINEES

 For a term expiring in 1999

[PHOTOGRAPH]    Executive Vice President, Science and Technology and
                President, Merck Research Laboratories ("MRL") since December
  Edward M.     1993; Executive Vice President and President, MRL from January
  Scolnick,     1993 to December 1993; Senior Vice President and President,
    M.D.        MRL from April 1991 to January 1993
   Age--56
    1997        Member, Institute of Medicine of the National Academy of
                Sciences and National AIDS Task Force

  NAME, AGE AND
    YEAR FIRST       BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS OR
ELECTED DIRECTOR                SIGNIFICANT AFFILIATIONS
----------------     ----------------------------------------------

 For terms expiring in 2000

[PHOTOGRAPH]    Chairman of the Board (since January 1992) and Chief Executive
                Officer (since July 1991), AlliedSignal, Inc. (aerospace,
 Lawrence A.    automotive products and engineered materials technology); Vice
   Bossidy      Chairman, General Electric Company from January 1984 to July
   Age--62      1991
    1992

                Director, Champion International Corporation; Member, The Business Council, The Business Roundtable and International Council of J.P. Morgan & Co. Incorporated

[PHOTOGRAPH]    President, Spelman College for more than five years

Johnnetta B.
 Cole, Ph.D.    Director, Coca-Cola Enterprises, The Home Depot, Inc.,
   Age--60      Management and Training Corporation and NationsBank South;
    1994        Trustee, Rockefeller Foundation and Wellesley College; Member,
                Council on Foreign Relations and National Council of Negro
                Women; Fellow, American Anthropological Association

[PHOTOGRAPH]    Retired (1991); Chairman of the Board and Chief Executive
                Officer, NCR Corporation (business information processing
 Charles E.     systems) from January 1988 to September 1991
 Exley, Jr.
  Age--67
   1988         Director, Banc One Corporation; Trustee, The Andrew W. Mellon
                Foundation; Member, The Business Council and Board of
                Overseers, Columbia University Graduate School of Business

[PHOTOGRAPH]    Chief Executive Officer, University of Pennsylvania Medical
                Center and Health System and Executive Vice President, Dean of
 William N.     the School of Medicine and Robert G. Dunlop Professor of
Kelley, M.D.    Medicine, Biochemistry and Biophysics, University of
   Age--57      Pennsylvania, for more than five years
    1992
                Director, Beckman Instruments, Greater Philadelphia First and
                Philadelphia Orchestra Association; Trustee, Emory University;
                Master, American College of Physicians; Fellow, American
                Academy of Arts & Sciences; Member, Institute of Medicine of the National Academy of Sciences, Board of Managers of Wistar
                Institute and Chairman, Board of Governors of Leonard Davis
                Institute of Health Economics

  NAME, AGE AND
   YEAR FIRST           BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS OR
ELECTED DIRECTOR                 SIGNIFICANT AFFILIATIONS
----------------        ----------------------------------------------

DIRECTORS WHOSE TERMS EXPIRE IN 1998

[PHOTOGRAPH]    Retired (1997); Chairman of the Board, The RTZ Corporation PLC
                (international mining company) for more than five years
  Sir Derek
   Birkin
   Age--67      Director, Unilever PLC, Carlton Communications PLC, The
    1992        Merchants Trust PLC, Watmouths (Holdings) PLC and The Royal
                Opera House

[PHOTOGRAPH]    President, The Andrew W. Mellon Foundation (philanthropic
                foundation) for more than five years
 William G.
Bowen, Ph.D.
   Age--63      Director, American Express Company and Reader's Digest, Inc.;
    1986        Member, Board of Overseers Teachers Insurance and Annuity
                Association of America--College Retirement Equities Fund;
                Trustee, Denison University

[PHOTOGRAPH]    International Health Care Consultant for more than five years

 Carolyne K.
Davis, Ph.D.    Director, Beckman Instruments, Pharmaceutical Marketing
   Age--65      Services, Inc., The Prudential Insurance Company of America,
    1989        Inc. and Science Applications International Corp.; Trustee,
                Georgetown University and University of Pennsylvania Medical
                Center; Member, Institute of Medicine of the National Academy of Sciences

[PHOTOGRAPH]    Professor of Psychiatry, Meharry Medical College for more than five years
  Lloyd C.
 Elam, M.D.     Director, First Union Bank of Tennessee, Premark International
   Age--68      Inc. and Tupperware, Inc.; Trustee, Fisk University and The
    1973        Alfred P. Sloan Foundation

  NAME, AGE AND
   YEAR FIRST             BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS OR
ELECTED DIRECTOR                   SIGNIFICANT AFFILIATIONS
----------------          ----------------------------------------------

DIRECTORS WHOSE TERMS EXPIRE IN 1999

[PHOTOGRAPH]    Retired (1996); Chairman of the Board and Chief Executive
                Officer, General Mills, Inc. (consumer foods and restaurants)
 H. Brewster    for more than five years
Atwater, Jr.
   Age--65
    1988        Director, Darden Restaurants, Inc., IDS Mutual Fund Group,
                Mayo Foundation, Public Radio International and Walker Art
                Center; Member, The Business Council


[PHOTOGRAPH]    Chairman of the Board (since November 1994), President and
                Chief Executive Officer (since June 1994) of the Company;
 Raymond V.     Chairman, President and Chief Executive Officer (1992 to
  Gilmartin     1994), President and Chief Executive Officer (1989 to 1992),
   Age--56      of Becton Dickinson and Company (medical supplies and devices
    1994        and diagnostic systems)

                Director, Pharmaceutical Research and Manufacturers of America, Providian Corporation and Public Service Enterprise Group; Member, The Business Council and The Business Roundtable

[PHOTOGRAPH]    President (since May 1994), Massachusetts General Hospital and
                Chief Executive Officer (since July 1996) of Partners
  Samuel O.     Healthcare System, Inc.; President, Brandeis University from
 Thier, M.D.    October 1991 to May 1994
   Age--59
    1994
                Director, Fleet Financial Group; Member, Association of
                American Physicians, Institute of Medicine of the National
                Academy of Sciences; Master, American College of Physicians;
                Trustee, Brandeis University, Boston Museum of Science,
                Cornell University and WGBH Public Television; Fellow,
                American Academy of Arts and Sciences

[PHOTOGRAPH]    Retired (1995); Chairman of the Board, J.P. Morgan & Co.
                Incorporated and Morgan Guaranty Trust Company of New York
   Dennis       (banking and other financial services) for more than five
Weatherstone    years
   Age--66
    1988        Director, J.P. Morgan & Co. Incorporated, Morgan Guaranty
                Trust Company of New York, General Motors Corporation, L'Air
                Liquide, Institute for International Economics; Independent
                Member of the Board of Banking Supervision of the Bank of England; President, Royal College of Surgeons Foundation;
                Trustee, The Alfred P. Sloan Foundation; Member, The Business
                Council

BOARD COMMITTEES

  There are five standing committees of the Board of Directors: the Committee on Directors, the Finance Committee, the Executive Committee, the Audit Committee and the Compensation and Benefits Committee. Members of the individual committees are named below:

   COMMITTEE ON                                                                COMPENSATION AND
     DIRECTORS          FINANCE           EXECUTIVE            AUDIT               BENEFITS
   ------------         -------           ---------            -----           ----------------
  D. Birkin        H. B. Atwater, Jr. H. B. Atwater, Jr. D. Birkin           H. B. Atwater, Jr.(*)
  L. A. Bossidy    L. A. Bossidy      W. G. Bowen        C. K. Davis         L. A. Bossidy
  W. G. Bowen(*)   J. B. Cole         C. K. Davis        C. E. Exley, Jr.(*) W. G. Bowen
  W. N. Kelley     C. E. Exley, Jr.   L. C. Elam         W. N. Kelley        J. B. Cole
  D. Weatherstone  D. Weatherstone(*) R. V. Gilmartin(*) S. O. Thier         L. C. Elam
                                      S. O. Thier

--------
(*) Chairman

  The Committee on Directors, consisting entirely of independent directors, considers and makes recommendations on matters related to the practices, policies and procedures of the Board. As part of its duties, the Committee assesses the size, structure and composition of the Board and Board committees, evaluates Board performance and reviews Board compensation. The Committee also acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors and evaluates prospective nominees identified by the Committee on its own initiative or referred to it by other Board members, management, stockholders or external sources. Names of prospective candidates may be submitted to the Secretary of the Company for referral to the Committee. Any stockholder who wishes to make a nomination at an annual or special meeting for the election of directors must do so in compliance with procedures set forth in the Company's By-Laws.

  The Finance Committee, consisting entirely of independent directors, was established November 26, 1996 to consider and make recommendations on matters relating to the financial affairs and policies of the Company, including capital structure issues, dividend policy, treasury stock purchases, asset and portfolio management, external financing, complex financial transactions and investment and debt policies.

  The Executive Committee acts for the Board of Directors when formal Board action is required between meetings in connection with matters already approved in principle by the full Board or to fulfill the formal duties of the Board.

  The Audit Committee, consisting entirely of independent directors, oversees the Company's financial reporting process and internal controls. The Committee consults with management, the internal auditors and the Company's independent auditors during the year on matters related to the annual audit, internal controls, the published financial statements, and the accounting principles and auditing procedures being applied. It meets with the auditors after year-end to discuss the results of their examination. The Committee reviews management's evaluation of the auditors' independence, approves audit fees and non-audit services to ensure no compromise of auditor independence and submits to the Board of Directors its recommendations for the appointment of an audit firm for the upcoming year. It reviews the insurance program of the Company periodically and makes recommendations to the Board of Directors on insurance policy, and is also charged with monitoring compliance with the Foreign Corrupt Practices Act and the Company's policies on ethical business practices and reporting on the same to the Board of Directors annually.

  The Compensation and Benefits Committee, consisting entirely of independent directors, administers the Company's Executive Incentive Plan, Deferral Program and stock option and incentive program and also appoints and monitors the Management Pension Investment Committee. The Committee consults generally with management on matters concerning executive compensation and on pension, savings and welfare benefit plans where Board or stockholder action is contemplated with respect to the adoption of or amendments to such plans.

It makes recommendations to the Board of Directors on organization, succession and compensation generally, individual salary rates, supplemental compensation and special awards, the election of officers, consultantships and similar matters where Board approval is required.

BOARD AND BOARD COMMITTEE MEETINGS

  In 1996, there were nine meetings held by the Board of Directors. Board committees met as follows during 1996: the Committee on Directors, three times; the Executive Committee, four times; the Audit Committee, three times; the Compensation and Benefits Committee, four times. No meetings of the Finance Committee were held in 1996. The total combined attendance for all Board and Committee meetings was 93%. All directors attended at least 75% of the meetings of the Board and of the Committees on which they served.

RELATIONSHIPS WITH OUTSIDE FIRMS

  Dennis Weatherstone is a director of the Company and in 1996 was a director of J.P. Morgan & Co. Incorporated and Morgan Guaranty Trust Company which performed financial advisory, commercial and investment banking services for the Company during 1996 and which are expected to perform such services for the Company during 1997.

COMPENSATION OF DIRECTORS

  Each director who is not an employee of the Company is compensated for services as a director by an annual retainer of $38,000 and a meeting fee of $1,200 for each Board and Committee meeting attended. In addition, Chairmen of the Committee on Directors, the Finance Committee, the Audit Committee and the Compensation and Benefits Committee are compensated for such services by an annual retainer of $3,000. Those directors who are employees of the Company do not receive any compensation for their services as directors. The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company.

  Under the Merck & Co., Inc. Plan for Deferred Payment of Directors' Compensation ("Plan for Deferred Payment of Directors' Compensation"), each director may elect to defer all or a portion of such compensation. Any amount so deferred is, at the director's election, valued as if invested in any of 18 investment measures, including the Company's Common Stock, and is payable in cash in installments or as a lump-sum on or after termination of services as a director.

  In 1996 the Retirement Plan for the Directors of Merck & Co., Inc. (the "Directors' Retirement Plan") (which excludes current or former employees of the Company) was discontinued for directors who join the Board after December 31, 1995. Participant directors who elected to remain in the Directors' Retirement Plan and who have served on the Board for five years will receive, upon normal retirement (generally age 70), an annual retirement benefit of 50% of their last annual retainer. Each additional year of service up to ten years increases the benefit by 10%, to a maximum of 100% of the retainer. The applicable benefit is payable for the lifetime of the retired director. Eligible directors who elected not to accrue additional retirement credits under the Directors' Retirement Plan will receive at retirement a pension benefit based on the amount of credits as of March 31, 1997. Such directors, and directors who joined the Board after December 1995, will be credited with an additional $15,000 of compensation annually to be deferred in accordance with the terms of the Plan for Deferred Payment of Directors' Compensation.

  Under the Non-Employee Directors Stock Option Plan adopted by stockholders in 1996 (the "1996 Non-Employee Directors Stock Option Plan"), directors (excluding those who are current or former employees of the Company) each receive an option to purchase 1,000 shares of Common Stock every year on the first Friday following the Company's Annual Meeting of Stockholders. The options become exercisable five years from date of grant and expire ten years from date of grant. The exercise price of the options is the closing price of the Company's Common Stock on the date of grant as quoted on the composite tape of the New York Stock Exchange. The exercise price is payable in cash at the time the stock option is exercised.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  Beneficial ownership of Common Stock of the Company as of December 31, 1996 by each director of the Company, each executive officer of the Company named in the Summary Compensation Table and by all directors and executive officers as a group is set forth below. Unless otherwise stated, the beneficial owners exercise sole voting and/or investment power over their shares.

                                        COMPANY COMMON STOCK
                             -------------------------------------------------
                                                 RIGHT TO ACQUIRE      PERCENT
                              SHARES         OWNERSHIP UNDER OPTIONS     OF
  NAME OF BENEFICIAL OWNER   OWNED(a)       EXERCISABLE WITHIN 60 DAYS  CLASS
  ------------------------   --------       -------------------------- -------
Raymond V. Gilmartin........ 106,468(b)                 --                *
H. Brewster Atwater, Jr.....  14,991(c)                 --                *
Derek Birkin................     549                    --                *
Lawrence A. Bossidy.........  10,000                    --                *
William G. Bowen............  10,800(b)                 --                *
Johnnetta B. Cole...........   1,216(c)                 --                *
Carolyne K. Davis...........     687(d)                 --                *
Lloyd C. Elam...............  21,266(c)                 --                *
Charles E. Exley, Jr........  13,603(c)                 --                *
William N. Kelley...........   6,202(c)                 --                *
Edward M. Scolnick.......... 119,787(b)               54,300              *
Samuel O. Thier.............      10(e)                 --                *
Dennis Weatherstone.........  15,000                    --                *
David W. Anstice............  25,284(b)(c)           111,300              *
Judy C. Lewent..............  72,926(c)              123,000              *
Per G.H. Lofberg............  45,341                 157,433              *
All Directors and Executive
 Officers as a Group........ 579,995(b)              881,663              *

--------
(a) Includes equivalent shares of Common Stock held by the Trustee of the Merck & Co., Inc. Employee Savings and Security Plan or shares of Common Stock held by the Trustee of the Medco 401(k) Savings Plan for the accounts of individuals as follows: Mr. Gilmartin--1,019 shares, Dr. Scolnick--1,644 shares, Mr. Anstice--1,593 shares, Ms. Lewent--2,353 shares, Mr. Lofberg--2,385 shares and all directors and executive officers as a group--25,630 shares. Also includes 1,789 shares of Common Stock held by Mr. Lofberg in the Medco Stock Purchase Plan.

(b) Excludes shares of Common Stock held by family members and in which beneficial ownership is disclaimed by the individuals as follows: Mr. Gilmartin--12,215 shares, Dr. Scolnick--14,000 shares, Mr. Anstice--252 shares and all directors and executive officers as a group--42,148 shares. Also excludes 400 shares held by a trust of which Dr. Bowen is a trustee who shares voting and dispositive power, and in which Dr. Bowen disclaims beneficial ownership.

(c) Includes shares of phantom Common Stock held in the Plan for Deferred Payment of Directors' Compensation or in the Merck & Co., Inc. Deferral Program as follows: Mr. Atwater--13,491 shares, Dr. Cole--986 shares, Dr. Elam--14,516 shares, Mr. Exley--12,103 shares, Dr. Kelley--5,102 shares, Mr. Anstice--2,793 shares, Ms. Lewent--3,761 shares and all directors and executive officers as a group--68,903 shares.

(d) Includes 40 shares of Common Stock held by Dr. Davis in custody for a family member.

(e) Under the policy of Massachusetts General Hospital, the President of the hospital may hold only a de minimis amount of stock in any vendor corporation.

*Less than one percent of the Company's outstanding shares of Common Stock.

                      COMPENSATION AND BENEFITS COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The Compensation and Benefits Committee of the Board (the "Committee") approves compensation objectives and policy for all employees and sets compensation for the Company's executive officers, including the individuals named in the Summary Compensation Table.

  The Committee is comprised entirely of independent outside directors.

OBJECTIVES AND POLICIES

  The Committee seeks to:

  . provide rewards that are closely linked to Company-wide, divisional, area, team and individual performance;

  . align the interests of the Company's employees with those of its stockholders through potential stock ownership; and

  . ensure that compensation and benefits are at levels that enable the Company to attract and retain the high-quality employees it needs.

  The Committee applies these objectives and policies to most employees through the broad and deep availability of performance-based cash incentive opportunities and stock option grants.

  Consistent with these objectives and in keeping with the long-term focus required for the Company's research-based pharmaceutical business, it is the policy of the Committee to make a high proportion of executive officer compensation and awards under stock ownership programs dependent on long-term performance and on enhancing stockholder value.

  Executive officer compensation and stock ownership programs have both short-term and longer-term components. Short-term components include base salary and annual bonus awards under the stockholder-approved Executive Incentive Plan ("EIP"). Longer-term components include stock option awards under the stockholder-approved Incentive Stock Plan ("ISP"). Prior to 1995, awards of Performance Shares were made under the Strategic Performance Feature ("SPF"). Those awards provide for a payment of stock or cash or a combination thereof at the end of five-year periods, the last of which ends in 1998. Payments in cash are equal to the market value on the payment date of the stock that the cash replaces. Payments will be based on the Company's achievement of specified performance targets.

  The Company employs a formal system for developing measures of executive officer performance and for evaluating performance.

  Provided that other compensation objectives are met, it is the Committee's intention that executive compensation be deductible for federal income tax purposes. To comply with newly released regulations for the federal income tax deductibility of executive compensation expense, the Committee took action in 1996 to clarify that the Chief Executive Officer could not receive more than 10% of the maximum amount available for awards in the EIP, and the remaining participants were limited to 90% of such maximum amount.

BASE SALARY AND BONUS

  Executive officer base salary and bonus awards are determined with reference to Company-wide, divisional, area, team and individual performance for the previous fiscal year, based on a wide range of measures which permit comparisons with competitors' performance and internal targets set before the start of each fiscal year and by comparison to the base salary and bonus award levels of executive officers of other leading healthcare companies.

  Performance measures for 1996 covered operational, strategic and human resources areas. The operational measures included earnings per share growth compared to both leading healthcare companies (Abbott, American Home Products, Bristol-Myers Squibb, Glaxo, Johnson & Johnson, Eli Lilly, Pfizer, Schering Plough, SmithKline Beecham, Pharmacia & Upjohn, Roche Holdings AG) and a benchmark standard of companies in other industries who have provided superior shareholder returns over a period and are expected to continue to lead their industry in earnings performance. The other operational measures were sales growth versus prior year and the change in return on operating assets versus prior year. The strategic measures refer to the Company's communicated goal of remaining a top-tier growth company through maximizing revenue growth, continuing strong commitments to research and marketing, achieving the full potential of managed pharmaceutical care with particular reference to Medco and preserving profitability through productivity in manufacturing, marketing, general and administrative areas. The human resources measures refer to the goal of fostering a culture of teamwork, flexibility and agility and were assessed through a review of Company performance in the areas of diversity and work/life, training and development and communications. The Company met or exceeded all performance measure targets in 1996. In addition to Company-wide measures of performance, the Committee considered those performance factors particular to each executive officer--the performance of the division or area for which such officer had management responsibility and individual managerial accomplishments.

  Base salary and bonus award comparisons are made within the healthcare industry using the following United States owned companies as comparisons:
Abbott, American Home Products, Bristol-Myers Squibb, Johnson & Johnson, Eli Lilly, Pfizer, Schering Plough, Pharmacia & Upjohn and Warner Lambert. Generally, the base salary and bonus award practices of the non-United States owned companies cannot be meaningfully compared with those of the Company since their senior executive officers are based outside the United States and compensation practices differ. The Committee also considers broader industry information if it judges this to be appropriate.

  The Committee relies heavily, but not exclusively, on these measures. It exercises subjective judgment and discretion in light of these measures and in view of the Company's compensation objectives and policies described above to determine base salaries, overall bonus funds and individual bonus awards.

  The base salary increases and bonuses awarded to the Company's executive officers in 1996 followed the principles outlined in the preceding paragraphs. The Committee judged that executive officer salary and bonus compensation for 1996 were consistent with the level of accomplishment and appropriately reflected individual performance and Company results on earnings per share growth, sales growth, return on operating assets and continuing strong progress in research, in managed pharmaceutical care, in productivity in all areas and in the management of human resources.

  The Committee approved a Base Salary Deferral Plan effective January 1, 1997, for all executive officers subject to Section 16 of the Securities Exchange Act of 1934, including the individuals named in the Summary Compensation Table. The plan provides for the opportunity to defer base salary within specified limits in a similar way to the current plan for deferral of bonus payments under the EIP.

STOCK OPTIONS

  Within the total number of shares authorized by stockholders, the Committee aims to provide stock option awards broadly and deeply throughout the organization.

  Individual executive officer stock option awards are based on level of position and individual contribution. The Committee expects the CEO to hold 70% and the other executive officers named in the Summary Compensation Table to hold 60% of the shares which may be purchased from the gain on stock option exercise after deducting option price, taxes and transaction costs. The Committee also considers stock option grants previously made and the aggregate of such grants. As with the determination of base salaries and bonus awards, the Committee exercises subjective judgment and discretion in view of the above criteria and its general policies. The Company's long-term performance ultimately determines compensation from stock options, since gains from stock option exercises are entirely dependent on the long-term growth of the Company's stock price.

STRATEGIC PERFORMANCE FEATURE

  AWARDS

  No awards were made in 1996 consistent with the Committee's decision to discontinue the SPF in 1995 and to rely on stock option awards as the only long-term incentive. Since 1989, the SPF had allowed for the award of Performance Shares to executive officers based on the level of position. Awards previously made under the SPF, which were for five-year periods, will continue to their term. The last payment that may be made, dependent on Company performance, would be in 1999 for the 1994-1998 Award Period.

  PAYOUTS

  In 1996, payouts were made for the 1991-1995 Award Period of the SPF. Payouts for that period were made in cash or stock.

  For the years 1991 through 1993 and 1995, the Committee considered three measures: earnings per share growth, sales growth and return on assets as compared to a group of leading healthcare companies selected in 1991. This group consisted of companies in the Dow Jones Pharmaceutical Index--United States Owned Companies ("DJPI") as of the applicable time period other than the Company and also included Abbott Laboratories, Glaxo Holdings PLC and SmithKline Beecham PLC. For each of the three measures, the Company placed first, second or third. The Committee also compared return on assets performance against eleven other companies identified as growth companies at the beginning of the period. The Company placed first in this comparison.

  For 1994 the Committee used the measures of net income growth versus a group of leading healthcare companies (as defined in the prior paragraph), return on assets against plan and total stockholder return versus the Standard & Poor's 500 Index. The Company placed fourth for net income growth, met its planned return on assets and placed in the top 80-89th percentile of the Standard & Poor's 500 companies for total stockholder return.

  Overall, the result was payment of 131.3% of target out of a possible payment range from zero to 175%. (See Summary Compensation Table.) The Committee considered the Company's performance under the measures described above and made individual payments using its subjective judgment and discretion.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  BASE SALARY AND BONUS

  Mr. Gilmartin's base salary and bonus award for 1996 were determined with reference to the same measures used for all executive officers of the Company, including the Company performance measures of earnings per share and sales growth, return on operating assets and continuing strong progress in research, in managed pharmaceutical care, in productivity in all areas and in the management of human resources. The Company met or exceeded its targets on all Company performance measures. No change was made in Mr. Gilmartin's base salary in 1996. Mr. Gilmartin's bonus award was $1,300,000 in comparison to $1,100,000 for 1995. The Committee exercised its subjective judgment and discretion in determining the amounts of Mr. Gilmartin's base salary and bonus award for 1996.

  STOCK OPTIONS

  The stock option grant to Mr. Gilmartin in 1996 was determined with reference to the same criteria used for all executive officers of the Company, as described in the "Stock Options" section above.

  STRATEGIC PERFORMANCE FEATURE

  Mr. Gilmartin was not eligible for any payout under the SPF.

COMPENSATION ANALYSES AND REVIEWS

  The Company periodically retains outside compensation and benefits consultants to compare base salary and incentive compensation programs for the Company's executive officers with those of other leading industrial and healthcare firms (including those in the DJPI) to ensure that they are appropriate to the Company's objectives. The Committee exercises judgment and discretion in the information it reviews and the analyses it considers.

H. Brewster Atwater, Jr.        Lawrence A. Bossidy
Chairman


                                Johnnetta B. Cole
William G. Bowen

Lloyd C. Elam

SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                               ------------------------------------------- ----------------------------------------
                                                                                     AWARDS               PAYOUTS
                                                                           ---------------------------- -----------
                                                               OTHER       RESTRICTED     SECURITIES
                                                               ANNUAL        STOCK        UNDERLYING       LTIP      ALL OTHER
                                      SALARY     BONUS    COMPENSATION (a)  AWARD(S)   OPTIONS/SARS (d) PAYOUTS (e) COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR    ($)        ($)           ($)           ($)            (#)            ($)         ($)
---------------------------    ---- ---------- ---------- ---------------- ----------  ---------------- ----------- ------------
  Raymond V. Gilmartin         1996 $1,000,000 $1,300,000      $--         $ --            150,000          --       $   6,750(f)
   Chairman of the
  Board, President             1995  1,000,000  1,100,000        --            --          180,000          --           6,750(f)
   and Chief Executive
  Officer                      1994    541,671  1,000,000        --        778,125(c)      500,000          --           1,368(g)
  Edward M. Scolnick           1996    663,000    800,000        --            --          100,000       1,006,698       3,375(f)
   Executive Vice
  President,                   1995    643,336    660,000        --            --          100,000         372,111       2,250(f)
   Science and
  Technology and
  President,                   1994    609,996    600,000      58,955          --           90,000         311,829       2,250(f)
   Merck Research
  Laboratories
  David W. Anstice             1996    412,420    480,000        --            --           70,000         354,327       9,445(h)
   President,                  1995    392,668    365,000        --            --           70,000         128,704       6,468(h)
   Human Health--The
  Americas                     1994    356,589    325,000        --            --           40,500          95,542       6,182(h)
  Judy C. Lewent               1996    410,000    460,000      57,398          --           70,000         419,288       6,750(f)
   Senior Vice Presi-
  dent and                     1995    393,332    365,000      70,996          --           70,000         148,213       4,824(f)
   Chief Financial Of-
  ficer                        1994    354,996    330,000      55,855          --           50,000         130,541       3,750(f)
  Per G.H. Lofberg             1996    374,460    440,000       2,898(b)       --           70,000          --           2,645(i)
   President, Merck-
  Medco                        1995    324,040    365,000       4,519(b)       --           70,000          --       4,135,107(i)
   Managed Care,
  L.L.C.                       1994    300,000    300,000       3,248(b)       --          235,000          --           4,321(i)

----
(a) Includes air commuting services as follows: $39,225 for Ms. Lewent in 1996; $52,436 for Ms. Lewent in 1995; $34,873 for Dr. Scolnick and $38,642
    for Ms. Lewent in 1994. Also includes automobile service as follows:
    $18,173 for Ms. Lewent in 1996; $24,082 for Dr. Scolnick and $17,213 for Ms. Lewent in 1994.

(b) Represents compensation received in the form of discount for purchase price of Merck Common Stock paid by Company which was available to Medco salaried employees under the Medco Employee Stock Purchase Plan.

(c) Represents a Restricted Stock Award of 25,000 shares of stock granted on June 16, 1994 and vesting on June 16, 1999, on which regular dividends are being paid. The dollar value of the Restricted Stock Award as of December 31, 1996 was $1,990,625.

(d) No stock appreciation rights were granted to the executive officers named in the Summary Compensation Table.

(e) Strategic Performance Feature payouts in 1996 were for services performed during the five-year award cycle 1991-1995; Strategic Performance Feature payouts in 1995 were for services performed during the five-year award cycle 1990-1994; Strategic Performance Feature payouts in 1994 were for services performed during the five-year cycle 1989-1993.

(f) Company contribution to the Merck & Co., Inc. Employee Savings and Security Plan.

(g) Imputed income for group term life insurance.

(h) Includes Company contributions to the Merck & Co., Inc. Employee Savings and Security Plan of $6,750, $3,750 and $3,750 for 1996, 1995 and 1994,
    respectively, and imputed income for survivor income insurance of $2,695, $2,718 and $2,432 for 1996, 1995 and 1994, respectively.

(i) Includes Company contributions to the Medco 401(k) Employee Savings Plan of $2,123, $5,538 and $3,799 for 1996, 1995 and 1994, respectively, and imputed income for survivor insurance of $522 for each of 1996, 1995 and 1994. Also includes $4,129,047 additional compensation paid to Mr. Lofberg in 1995 pursuant to his employment agreement in connection with the acquisition of Merck-Medco Managed Care, L.L.C. (formerly Medco Containment Services, Inc.) by the Company.

  The following table sets forth stock options granted in 1996 to each of the Company's executive officers named in the Summary Compensation Table and stock options and stock appreciation rights granted to all employees as a group. The table also sets forth the hypothetical gains that would exist for the options at the end of their ten-year terms for the executive officers named in the Summary Compensation Table and for all employees as a group (assuming their options had ten-year terms), at assumed compound rates of stock appreciation of 0%, 5% and 10%. The actual future value of the options will depend on the market value of the Company's Common Stock. All option exercise prices are based on market price on the date of grant. The Company did not issue stock appreciation rights to the executive officers named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                        INDIVIDUAL GRANTS
                         -------------------------------------------------
                                              PERCENT
                                             OF TOTAL
                                  NUMBER OF  OPTIONS/
                                  SECURITIES   SARS                           POTENTIAL REALIZABLE VALUE
                                  UNDERLYING  GRANTED                          AT ASSUMED ANNUAL RATES
                                   OPTIONS/     TO     EXERCISE              OF STOCK PRICE APPRECIATION
                                     SARS    EMPLOYEES OR BASE                    FOR OPTION TERM(b)
                         DATE OF   GRANTED   IN FISCAL  PRICE   EXPIRATION -----------------------------------
          NAME            GRANT      (#)       YEAR     ($/SH)     DATE    0% ($)   5% ($)          10% ($)
          ----           -------  ---------- --------- -------- ---------- ------ -----------    -------------
Raymond V. Gilmartin.... 2/27/96     150,000    1.15%  $65.125   2/26/06    --    $ 6,143,514    $  15,568,872
Edward M. Scolnick...... 2/27/96     100,000    0.77%   65.125   2/26/06    --      4,095,676       10,379,248
David W. Anstice........ 2/27/96      70,000    0.54%   65.125   2/26/06    --      2,866,973        7,265,473
Judy C. Lewent.......... 2/27/96      70,000    0.54%   65.125   2/26/06    --      2,866,973        7,265,473
Per G.H. Lofberg........ 2/27/96      70,000    0.54%   65.125   2/26/06    --      2,866,973        7,265,473
All employees
 as a group.............      (a) 13,053,632  100.00%      (a)       (a)    --    534,634,506(c) 1,354,868,808(c)

                               ----------------

                                                            0%        5%              10%
                                                            ---       --              ---
Total potential stock price appreciation from
 February 27, 1996 to February 26, 2006 for all
 stockholders at assumed rates of stock price
 appreciation(d).....................................       --  $49,418,525,882 $125,236,247,314
Potential actual realizable value of options granted
 to all employees, assuming ten-year option terms, as
 a percentage of total potential stock price
 appreciation from February 27, 1996 to February 26,
 2006 for all stockholders at assumed rates of stock
 price appreciation..................................       --       1.08%            1.08%

--------
(a) Options were granted under the ISP throughout 1996 at prices ranging from $60.000 to $82.250; the options expire ten years from the date of grant. In addition, stock options were granted throughout 1996 with prices ranging from $62.125 to $62.500 under the Medco Containment Services ("Medco") 1990 Special Non-Qualified Employee Stock Option Plan. Options granted under the Medco 1990 Special Non-Qualified Employee Stock Option Plan are exercisable three years from date of grant and expire five years from date of grant. On December 3, 1996, stock appreciation rights were granted to approximately 31 employees at a price of $81.000; these stock appreciation rights vest five years from date of grant and expire ten years from date of grant. Does not include options to purchase Merck stock issued to employees of Systemed, Inc. as a result of the conversion of certain Systemed, Inc. options to Merck options in connection with the acquisition of Systemed, Inc. on June 10, 1996.

(b) These amounts, based on assumed appreciation rates of 0% and the 5% and 10% rates prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(c) No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders.

(d) Based on a price of $65.125 on February 27, 1996, and a total of 1,206,602,348 shares of Common Stock outstanding.

  The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise in 1996 by the Company's executive officers named in the Summary Compensation Table. The table also sets forth the number of shares covered by exercisable and unexercisable options held by such executives on December 31, 1996 and the aggregate gains that would have been realized had these options been exercised on December 31, 1996, even though these options were not exercised, and the unexercisable options could not have been exercised, on December 31, 1996.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                                                         OPTIONS/SARS AT FY-    THE-MONEY OPTIONS/SARS AT
                                            VALUE              END (#)           FISCAL YEAR END(b) ($)
                         SHARES ACQUIRED REALIZED (a) ------------------------- -------------------------
          NAME           ON EXERCISE (#)     ($)      EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           --------------- ------------ ----------- ------------- ----------- -------------
Raymond V. Gilmartin....       --         $ --            --         830,000    $  --        $33,130,000
Edward M. Scolnick......       --             --         54,300      400,300     1,511,930    13,620,388
David W. Anstice........     26,100         934,100     111,300      210,800     4,160,926     6,614,138
Judy C. Lewent..........       --             --        123,000      250,300     5,274,611     8,274,138
Per G.H. Lofberg........       --             --        157,433      411,421     9,514,601    17,340,167

--------
(a) Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(b) Market value of shares covered by in-the-money options on December 31, 1996, less option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

  The Long-Term Incentive Plans--Awards in Last Fiscal Year table has been eliminated since no SPF Performance Share Awards, or other Long-Term Incentive Plan awards, were made by the Company in 1996.

ANNUAL BENEFITS PAYABLE UNDER MERCK & CO., INC. RETIREMENT PLANS

  Annual benefits payable under the Retirement Plan for Salaried Employees of Merck & Co., Inc. and the Merck & Co., Inc. Supplemental Retirement Plan are based on a formula which multiplies the participant's final average compensation (as defined by the plans) by a multiplier and then by the participant's years of credited service (as defined by the plans) not to exceed 35 years of credited service. The multiplier is 2% for years of credited service earned prior to July 1, 1995 and 1.6% for years of credited service earned after that date.

  The following tables set forth the estimated annual benefits payable using the 1.6% and 2% multipliers, respectively, under the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan at age 65 to persons in specified compensation and years-of-service classifications, based on a straight-life annuity form of retirement income. Annual benefits payable under the plans can be estimated by adding the years of service earned prior to July 1, 1995 (Table 2) to those which could be earned after that date (Table 1).

                              PENSION PLAN TABLES

                             TABLE 1: 1.6% FORMULA

        REMUNERATION
(AVERAGE PENSION COMPENSATION
       DURING HIGHEST
FIVE CONSECUTIVE YEARS IN THE                   YEARS OF SERVICE
    LAST TEN YEARS BEFORE       (ESTIMATED ANNUAL RETIREMENT BENEFITS FOR YEARS
         RETIREMENT)                  OF CREDITED SERVICE SHOWN BELOW(a))
-----------------------------  --------------------------------------------------
                                  15       20        25         30         35
                               -------- -------- ---------- ---------- ----------
$  600,000..................   $144,000 $192,000 $  240,000 $  288,000 $  336,000
   800,000..................    192,000  256,000    320,000    384,000    448,000
 1,000,000..................    240,000  320,000    400,000    480,000    560,000
 1,200,000..................    288,000  384,000    480,000    576,000    672,000
 1,400,000..................    336,000  448,000    560,000    672,000    784,000
 1,600,000..................    384,000  512,000    640,000    768,000    896,000
 1,800,000..................    432,000  576,000    720,000    864,000  1,008,000
 2,000,000..................    480,000  640,000    800,000    960,000  1,120,000
 2,200,000..................    528,000  704,000    880,000  1,056,000  1,232,000
 2,400,000..................    576,000  768,000    960,000  1,152,000  1,344,000
 2,600,000..................    624,000  832,000  1,040,000  1,248,000  1,456,000
 2,800,000..................    672,000  896,000  1,120,000  1,344,000  1,568,000
 3,000,000..................    720,000  960,000  1,200,000  1,440,000  1,680,000

                            TABLE 2: 2% FORMULA(b)

             REMUNERATION
    (AVERAGE PENSION COMPENSATION
            DURING HIGHEST                        YEARS OF SERVICE
    FIVE CONSECUTIVE YEARS IN THE       (ESTIMATED ANNUAL RETIREMENT BENEFITS
        LAST TEN YEARS BEFORE                         FOR YEARS
             RETIREMENT)                 OF CREDITED SERVICE SHOWN BELOW(a))
-------------------------------------- ---------------------------------------
                                          10       15        20         25
                                       -------- -------- ---------- ----------
$  600,000............................ $120,000 $180,000 $  240,000 $  300,000
   800,000............................  160,000  240,000    320,000    400,000
 1,000,000............................  200,000  300,000    400,000    500,000
 1,200,000............................  240,000  360,000    480,000    600,000
 1,400,000............................  280,000  420,000    560,000    700,000
 1,600,000............................  320,000  480,000    640,000    800,000
 1,800,000............................  360,000  540,000    720,000    900,000
 2,000,000............................  400,000  600,000    800,000  1,000,000
 2,200,000............................  440,000  660,000    880,000  1,100,000
 2,400,000............................  480,000  720,000    960,000  1,200,000
 2,600,000............................  520,000  780,000  1,040,000  1,300,000
 2,800,000............................  560,000  840,000  1,120,000  1,400,000
 3,000,000............................  600,000  900,000  1,200,000  1,500,000

--------
(a) Benefits shown above are exclusive of the social security offset provided for by the benefit formula.

(b) Credited Service is shown for the years specified to approximate the actual years of credited service earned prior to July 1, 1995 (at the 2% multiplier) by the executive officers named in the Summary Compensation Table other than Mr. Gilmartin and Mr. Lofberg. Mr. Gilmartin earned 1.0 years prior to July 1, 1995. Mr. Lofberg does not participate in the Retirement Plan for Salaried Employees but participates in the Medco Retirement Plan described below.

  As of July 1, 1995 and December 31, 1996, years of actual credited service in the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan are, respectively: Dr. Scolnick--13 years and 14.5 years; Mr. Anstice--21 years and 22.5 years; Ms. Lewent--15 years and 16.5 years. In addition, if these individuals retire from service with the Company at age 65 and with less than 35 years of actual credited service, then, pursuant to the enhanced pension provision of the Supplemental Retirement Plan applicable to bona fide executives described in greater detail below, they will receive an additional month of credited service for each month of actual credited service prior to January 1, 1995 up to an aggregate total of 35 years of credited service. As of July 1, 1995 and December 31, 1996, Mr. Gilmartin had 1.0 and 2.5 years, respectively, of actual credited service in the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan and was credited with 28 years of credited service under the Supplemental Retirement Plan, as provided in and subject to the employment agreement described below.

  For purposes of the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan, pension compensation for a particular year, as used for the calculation of retirement benefits, includes salaries and annual EIP bonus awards received during the year. Pension compensation for 1996 differs from compensation reported in the Summary Compensation Table in that pension compensation includes the annual EIP bonus awards received in 1996 for services in 1995 rather than the EIP bonus awards paid in 1997 for services in 1996. Pension compensation in 1996 was $2,100,000 for Mr. Gilmartin; $1,323,000 for Dr. Scolnick; $777,420 for Mr. Anstice and $775,000 for Ms. Lewent.

  The Supplemental Retirement Plan is an unfunded plan providing benefits to participants in certain retirement plans (the "primary plans") maintained by the Company and its subsidiaries as follows: (1) benefits not payable by the primary plans because of the limitations on benefits stipulated by the Internal Revenue Code, (2) benefits not payable by the primary plans because of the exclusion of deferred compensation from the benefit formulas of those plans ("supplemental benefit"), (3) a minimum annual aggregate benefit under this Plan and the primary plans of $50,000 on a straight-life annuity basis for the incumbents at time of actual retirement in positions designated as bona fide executive or high policymaking under the Company's Corporate Policy on Executive Retirement (which include all the named executive officers in the Summary Compensation Table), reduced in the event of retirement or death prior to normal retirement date and (4) for employees who have occupied such executive or high policymaking positions and who do not have 35 years of credited service, an enhanced benefit payable upon retirement at age 65 (unless consent of the Compensation and Benefits Committee of the Board is obtained for payment upon early retirement, death or disability prior to age
65). The enhanced benefit is an amount calculated under the benefit formula in the primary plan using one additional month of credited service for each month of credited service accrued during, or prior to attainment of, the designated position (up to the 35-year total) less (i) the minimum benefit, where applicable, or the supplemental benefit, (ii) the primary plan benefit and
(iii) any retirement benefit payable from a plan not sponsored by the Company. The Supplemental Retirement Plan was amended as of January 1, 1995 to eliminate prospectively the enhanced benefit except for certain grandfathered participants. In general, other terms and conditions of benefit payments are determined by reference to the provisions of the primary plans.

ANNUAL BENEFIT PAYABLE UNDER MEDCO RETIREMENT PLAN

  Mr. Lofberg participates in the Medco Retirement Plan, a defined benefit plan. His retirement income is determined in accordance with the following formula: For each calendar year ("Plan Year"), the accrued benefit of each participant who completes at least 1,000 hours of service in such Plan Year is increased by an amount equal to the sum of (i) 250/1535 of 1% of the participant's compensation, as defined in the Medco Retirement Plan, and (ii) the amount of credited interest calculated for such Plan Year on the basis of the participant's accrued benefit stated as a lump sum value as of January 1 of such Plan Year. A participant vests in 20% of such participant's accrued benefit after the completion of three years of service, with the remainder vesting 20% upon completion of each year of service thereafter. The estimated annual retirement income payable as a single life annuity commencing at normal retirement age for Mr. Lofberg is $21,084.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  H. Brewster Atwater, Jr., Lawrence A. Bossidy, William G. Bowen, Johnnetta
B. Cole and Lloyd C. Elam served on the Compensation and Benefits Committee during 1996.

  There were no Compensation and Benefits Committee interlocks or insider (employee) participation during 1996.

EMPLOYMENT CONTRACTS AND ARRANGEMENTS

  As of June 9, 1994, the Company and Mr. Gilmartin entered into an employment agreement (the "Agreement") under which Mr. Gilmartin serves as President, Chief Executive Officer, Director and Chairman of the Board of Directors of the Company. The Agreement provides that Mr. Gilmartin will be paid a base salary of $1.0 million per year, and that he will be eligible for annual bonus awards under the Company's Executive Incentive Plan or any successor plan.

  In recognition of the forfeiture by Mr. Gilmartin of common stock ownership rights provided by his previous employer, Mr. Gilmartin was granted 25,000 shares of restricted Company Common Stock (which will remain restricted until June 16, 1999) on June 16, 1994. In addition, Mr. Gilmartin was granted options under the Company's ISP on 500,000 shares of the Company's Common Stock on June 16, 1994 and on 180,000 shares on February 28, 1995. Both grants become exercisable on the fifth anniversary of the date of grant, and expire on the tenth anniversary of the date of grant, at the market price of the Company's Common Stock on the date of grant as determined under the ISP. Subsequent annual stock option grants are as determined by the Board of Directors.

  Pursuant to the Agreement, Mr. Gilmartin participates in the Retirement Plan for Salaried Employees of Merck & Co., Inc. and the Supplemental Retirement Plan. In determining benefits payable under such Plans, Mr. Gilmartin's credited service will equal his credited service with the Company plus 28 years, and the percentage multiple used in the formula for benefit calculation will be 1.6%. Benefits payable under the Company plans will be net of retirement benefits payable by Mr. Gilmartin's previous employer.

  If Mr. Gilmartin's employment is terminated by the Company without "Gross Cause" or by Mr. Gilmartin with "Good Cause," the restricted stock and stock options issued on June 16, 1994 will immediately become exercisable and, for a period of two years from the date of termination, Mr. Gilmartin will be entitled to receive his cash compensation under the Agreement, he will accrue additional retirement benefits and his other stock options will become exercisable on their original vesting dates. If Mr. Gilmartin's employment is terminated by the Company for "Gross Cause" or is terminated by Mr. Gilmartin without "Good Cause," he will forfeit any restricted stock and unvested stock options and all cash compensation will cease.

  "Gross Cause" is defined as (i) employee's conviction of a felony or (ii) employee's willful gross neglect or willful gross misconduct in carrying out employee's duties resulting, in either case, in material economic harm to the Company, unless employee believed in good faith that such act or non-act was in the best interests of the Company. "Good Cause" is defined as termination of employee's employment at the initiative of employee within six months following (i) any act or failure to act by the Board of Directors which would cause employee (A) to be removed from the office of President and Chief Executive Officer or the office of Chairman of the Board of Directors on a date earlier than October 31, 1999, or (B) to not be nominated for election as a director by the stockholders of the Company at any meeting of stockholders of the Company held for that purpose on a date earlier than October 31, 1999;
(ii) any significant diminution in the powers, responsibilities and authorities described in the Agreement without the consent of employee; (iii) the failure of the Company to obtain in writing the assumption of its obligation to perform the Agreement by any successor, prior to or concurrent with a merger, consolidation, sale or similar transaction; and (iv) any material breach of the Agreement by the Company which is unremedied after notice by employee.

  The Agreement terminates on October 31, 1999.

  As of May 24, 1996, the Company and Per G. H. Lofberg entered into a letter agreement with respect to the terms of Mr. Lofberg's employment (the "Letter Agreement"). The Letter Agreement terminated, in most respects, Mr. Lofberg's employment agreement dated as of April 1, 1993, as amended on July 27, 1993. The Letter Agreement sets forth exercise periods post-termination for certain stock options that are scheduled to vest in 1996 and 1997 in the event that Mr. Lofberg's employment with the Company terminates after June 1, 1996. Any stock options granted by the Company to Mr. Lofberg after November 18, 1993 shall terminate upon the termination of Mr. Lofberg's employment if such stock options have not vested prior to the date of termination. Additionally, the Letter Agreement provides for the immediate forfeiture of all stock options in the event of a breach of certain covenants, including covenants addressing proprietary information and noncompetition.

PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return (stock price appreciation plus reinvested dividends) on the Company's Common Stock with the cumulative total return (including reinvested dividends) of the Dow Jones Pharmaceutical Index--United States Owned Companies ("DJPI") and the Standard & Poor's 500 Index ("S&P 500 Index") for the five years ending December 31, 1996. Amounts below have been rounded to the nearest dollar or percent.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
      Merck & Co., Inc., Dow Jones Pharmaceutical Index and S&P 500 Index

                                                                PERIOD 1996/1991
                                                                VALUE   CAGR**
                                                                ------ ---------
      Merck....................................................  $164      10%
      DJPI.....................................................   179      12
      S&P 500..................................................   203      15

                                    [CHART APPEARS HERE]

                                 MERCK     DJPI     S&P 500
1991                            100.00    100.00     100.00
1992                             79.76     81.86     107.61
1993                             65.21     75.94     118.41
1994                             74.90     87.05     120.03
1995                            132.10    142.51     164.79
1996                            163.74    179.06     202.75

'96/'91 CAGR                     10.36%    12.36%     15.18%

--------
  * Assumes that the value of the investment in Company Common Stock and each index was $100 on December 31, 1991 and that all dividends were reinvested.
  ** Compound Annual Growth Rate.

       2. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, upon recommendation of its Audit Committee, composed of independent members of the Board, has appointed Arthur Andersen LLP as independent public accountants of the Company with respect to its operations for the year 1997, subject to ratification by the holders of Common Stock of the Company. In taking this action, the members of the Board and the Audit Committee considered carefully Arthur Andersen LLP's performance for the Company in that capacity since its original retention in 1971, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Representatives of the firm will be present at the Annual Meeting to make a statement if they desire to do so and to answer appropriate questions that may be asked by stockholders.

  There will be presented at the Annual Meeting a proposal for the ratification of this appointment, which the Board of Directors believes is advisable and in the best interests of the stockholders. If the appointment of Arthur Andersen LLP is not ratified, the matter of the appointment of independent public accountants will be considered by the Board of Directors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                      3. STOCKHOLDER PROPOSAL CONCERNING
     PRIOR GOVERNMENT/POLITICAL SERVICE OF CERTAIN EMPLOYEES AND DIRECTORS

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, DC 20037, owner of 225 shares of Common Stock of the Company, has given notice that she intends to present for action at the Annual Meeting the following resolution:

    "RESOLVED: That the stockholders of Merck assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGRESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a direct bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted.

    "REASONS: Full disclosure on these matters is essential at Merck because of its many dealings with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State and Regulatory Agencies.

    "Last year the owners of 29,720,343 shares, representing approximately 3.83% of shares voting, voted FOR this proposal.

    "If you AGREE, please mark your proxy FOR this resolution."

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE RESOLUTION

  This proposal was submitted by the same stockholder at the 1996 Annual Meeting and was soundly defeated. Avoiding improper contacts by all Company employees is an ongoing responsibility of Management and one in which the Company invests significant efforts in order to avoid both the reality and appearance of any impropriety. To this end, the Company annually requires directors and key employees to complete a survey which requires disclosure of all relationships and transactions that could present a conflict of interest. All such disclosures are reviewed for compliance with the Company's policies. With regard to law firms and other consultants and advisors retained by the Company, the Company engages such entities or persons on the basis of their professional competence and reputation and expects that they will comply with applicable conflict of interest laws, rules of professional conduct, and the Company's policies which apply to its relationships with them. Accordingly, the Board believes that the compilation and distribution of the information requested by this proposal would involve an unnecessary burden and expense and would serve no useful purpose.

  The Board believes this proposal is not in the best interest of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                      4. STOCKHOLDER PROPOSAL CONCERNING
                     BENEFITS FOR MANAGEMENT AND DIRECTORS

  Mr. Robert D. Morse, 212 Highland Avenue, Moorestown, NJ 08057-2717, owner of 600 shares of Common Stock of the Company, has given notice that he intends to present for action at the Annual Meeting the following resolution:

    "RESOLVED: That the Officers and Directors consider the discontinuance of all options, rights, SAR's, etc. after termination of any existing programs. This does not include any programs for employees.

    "REASONS: These increased benefits have failed to produce the claim that it adds to shareholder value and retains qualified personnel, simply because another firm can offer higher benefits. These programs reduce your equity at every redemption, increase administration costs of record keeping, and proxy space; as much as 29 pages were used by one company on these programs of self-benefits. Officers and directors are compensated enough to buy on the open market, just as you and I, if they are so inclined. Please vote YES and vote NO on nominees until they stop this practice. There were 43 million votes cast FOR in 1996, representing a good many shareholders.

  "If officers filled out a daily work-sheet, what would the output show? Thank You!"

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE RESOLUTION

  A substantially similar proposal was submitted by the same stockholder at the 1996 Annual Meeting and was soundly defeated. The Compensation and Benefits Committee of the Board, which is comprised entirely of independent directors, oversees the compensation policies of the Company. The Committee on Directors, which also is comprised entirely of independent directors, oversees the compensation of the Company's directors. The Committees believe that the use of stock options and, when appropriate, other equity-based incentives ("Incentives"), benefits the Company and its stockholders by better aligning employee and director interests with those of the Company's stockholders. The concurrence of stockholders in the use of this form of compensation was evidenced at the Company's 1995 and 1996 Annual Meetings where the stockholders overwhelmingly approved, respectively, the 1996 Incentive Stock Plan which broadened opportunities for the grant of Incentives and the 1996 Directors' Stock Option Plan.

  Elimination of Incentives could adversely affect the Company's ability to attract, retain and motivate the highly qualified employees and board members necessary to achieve the Company's objectives. It would also remove a crucial element of flexibility in setting compensation and would place the Company at a competitive disadvantage.

  The Board believes that this proposal is not in the best interest of the Company or its stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                      5. STOCKHOLDER PROPOSAL CONCERNING
                              CONFIDENTIAL VOTING

  The Carpenters Pension and Annuity Fund, 1803 Spring Garden Street, Philadelphia, PA 19130, owner of 3,999 shares of Common Stock of the Company, has given notice that they intend to present for action at the Annual Meeting the following resolution:

    "BE IT RESOLVED: That the shareholders of Merck & Co., Inc. ("Company") urge our board of directors to take the necessary steps to adopt and implement a policy of confidential voting at all meetings of its shareholders which includes the following provisions:

    "1. That the voting of all proxies, consents and authorizations be secret and that no such document shall be available for examination nor shall the vote or identity of any shareholder be disclosed except to the extent necessary to meet the legal requirements, if any, of the Company's state of incorporation; and

    "2. That the receipt, certification and tabulation of such votes shall be performed by independent election inspectors.

    "SUPPORTING STATEMENT: It is our belief that adoption of a system of confidential proxy voting would be in the best interests of Merck and its shareholders. The confidential ballot is fundamental to the American political system. The reason for this protection is to ensure that voters are not subjected to actual or perceived coercive pressure. We believe that it is time that this fundamental principle of the confidential ballot be applied to public corporations.

    "Over 150 major companies, such as Coca-Cola Co., Dow Chemical, Georgia-Pacific Corp., Gillette, Kimberly Clark and Quaker Oats, have adopted confidential voting procedures.

    "In 1989, The Investor Responsibility Research Center (IRRC) surveyed 22 companies which had adopted some form of confidential voting system. The survey examined ". . . the lessons learned by companies that designed and implemented confidential voting systems." The results, reported in Confidential Proxy Voting by Patrick S. McGurn (IRRC, 1989), showed that none of the firms reported any difficulty reaching quorums, meeting super majority vote requirements, nor found confidential voting particularly expensive or difficult to administer.

    "It is our belief that all shareholders need the protection of a confidential ballot no less than voters in political elections. While we make no imputation that our Company's management has acted coercively, the existence of this possibility is sufficient to justify confidentiality.

    "This resolution would permit shareholders to voluntarily disclose their vote to management by expressly requesting such disclosure on their proxy cards. Additionally, shareholders may disclose their vote to any other person they choose. This resolution would merely restrict the ability of the Company to have access to the vote of its shareholders without their specific consent.

    "Many shareholders believe confidentiality of ownership is ensured when shares are held in street or nominee name. This is not always the case. Management has various means of determining actual (beneficial) ownership. For instance, proxy solicitors have elaborate databases that can match account numbers with the identity of some owners. Moreover, why should shareholders have to transfer their shares to nominees in an attempt to maintain confidentiality? In our opinion, this resolution is the only way to ensure a secret ballot for all shareholders irrespective of how they choose to hold their shares.

    "Finally, it is our belief that the enhancement of the proxy voting process would change the system where too often shareholders vote 'with their feet,' not with their ballots. This change would help to develop a long-term investment perspective where corporate assets could be deployed, and used in a more effective and efficient manner.

    "For the reasons outlined above, we urge you to VOTE FOR THIS PROPOSAL."

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE RESOLUTION

  The Board of Directors believes that a confidential voting policy would limit the effectiveness of the proxy solicitation process as a communication tool for both management and stockholders without significantly adding to the confidentiality already available to stockholders through the use of nominee ownership.

  The adoption of a confidential voting policy would have significant negative effects:

    .A confidential voting policy would greatly hinder the Company's ability to contact stockholders during the proxy season. When an issue critical to the success of the Company is involved, the Board may need to be informed of stockholder decisions so that they may argue effectively for a position that they believe is in the best interest of the Company and its stockholders. Especially in the case of a contested election, the party conducting the solicitation may not be acting in the best interest of all stockholders, though such party would have the ability to communicate with other stockholders with few restrictions. In addition, the Company may need to contact stockholders who have not returned their proxies to assure a quorum, or to contact those whose proxy cards contain errors or deficiencies so that such stockholders may correct their proxies and cast their votes as intended.

    .A confidential voting policy would effectively eliminate a convenient, cost-efficient method for stockholders to communicate with the Company. Many stockholders use the proxy card with its postage-prepaid return envelope to communicate with the Company on various matters of concern to them, such as changes of address, missing dividend checks or lost or stolen stock certificates, as well as matters relating to the Company's business. These stockholders, at least, intend and expect the Company to be able to identify them from the proxy card. The Company appreciates all opportunities to communicate with its stockholders.

  The Board believes that the Company's existing proxy solicitation system protects the interests of both those stockholders who desire anonymity and those who wish to be identifiable. Under the Company's existing proxy solicitation system, stockholders who wish to keep their votes confidential can register their shares in the name of a nominee, such as a bank, stockbroker or other fiduciary. Since nominee holders do not disclose the names of beneficial owners without permission, confidentiality is assured. Thus, stockholders can choose whether their votes will be identifiable, rather than having this decision imposed on them by a confidential voting policy.

  Employees who own shares through various Company benefit plans cannot register these shares through nominees. However, the shares held in these plans are voted by plan trustees who may not disclose to the Company how any benefit plan participant has voted. Employees can place non-plan shares in the name of a nominee if they desire confidentiality as to those shares as well.

  The Company has used Corporation Trust Company to tabulate votes and serve as independent inspectors of election for annual meetings of stockholders for a number of years. However, the Company believes that it should have the flexibility to identify and implement "best practices" to assure the integrity of its proxy solicitation process rather than to limit its options to the methods recommended by the proponent.

  The Board believes that this proposal is not in the best interest of the Company or its shareholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                      6. STOCKHOLDER PROPOSAL CONCERNING
                      PROVIDING SHAREHOLDERS WITH REPORTS

  Mr. Murray Goldstein, 804 Nutswamp Road, Red Bank, NJ 07701, owner of 100 shares of Common Stock of the Company, has given notice that he intends to present for action at the Annual Meeting the following resolution:

    "RESOLVED: That Merck management provide all shareholders with regular quarterly progress reports by mail or E-mail; these reports to include financial results, technical developments, and other items of interest to shareholders.

    "REASONS: The value of the shareholders' investment is critically affected by technical and financial developments within the company.

    "The shareholder does not know when or whether such events are occurring, so as to make phone inquiries of the company, nor should he be forced to put up with the nuisance of voice mail in order to obtain the information he needs.

    "Earnings reports are frequently complicated and often include special conditions, which are difficult to absorb and evaluate, when transmitted by phone.

    "In a company such as Merck with a Sterling growth record, the wide dissemination of company reports' that can be examined at leisure cannot help but add to the value of its stock."

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE RESOLUTION

  The proposal requests that the Company's management provide all shareholders with regular quarterly progress reports by mail or e-mail. These reports are to ". . . include financial results, technical developments, and other items of interest to shareholders." In 1995, the Company established a toll free information number for stockholders and other investors. This service, which is available 24 hours a day, seven days a week, provides callers with access to a recorded summary of major news developments at the Company, including quarterly sales and earnings releases. Stockholders may also use this service to request copies of the Company's press releases and periodic financial and other reports filed with the Securities and Exchange Commission. The service is provided free of charge.

  The proponent's recommendation would require the Company to provide reports to all stockholders regardless of their desire to receive such materials. The Company's current system allows investors to receive only the information that they want and is more cost effective, timely and convenient than that advocated by the proponent. Accordingly, the Company has in place appropriate policies and follows practices that address the concerns raised by the proposal.

  The Board believes that this proposal is not in the best interest of the Company or its stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                      7. STOCKHOLDER PROPOSAL CONCERNING
                           CHARITABLE CONTRIBUTIONS

  Mr. Alan M. Rice, 5 Sycamore Terrace, Springfield, NJ 07081, owner of 10,800 shares of Common Stock of the Company, and Mr. Charles Pope Day, Jr., 93 Highland Avenue, Short Hills, NJ 07078, owner of 650 shares of Common Stock of the Company, have given notice that they intend to present for action at the Annual Meeting the following resolution:

    "RESOLVED: That the directors of Merck & Co., Inc. change Merck's policy of charitable donations whereby the shareholders rather than the Board of Directors would be able to choose where shareholder money is donated. This new policy would permit each shareholder to designate the recipient charity of a specific dollar amount per common share of stock owned. The per share amount, but NOT the recipient charity, would be determined by the Merck Board. The recipient charities would be limited to those which fulfill the Internal Revenue Service requirements for non-profit organizations. The new policy would allow each shareholder to designate a specific charity to receive the charitable donation that is based upon that shareholder's ownership in the company. For example, if the amount designated were $0.10 per share and a shareholder owned 1,000 shares, that shareholder would then be entitled to have $100.00 donated to the charity of the shareholder's choosing. The charitable funds attributable to shareholders who fail to exercise this prerogative would be pooled together by the company for charitable distribution at the company's discretion. This policy would replace all previous policies of the company concerning charitable contributions.

    "SUPPORTING STATEMENT: Merck is a 'for profit' enterprise, a business. Investors purchase Merck stock as an investment vehicle, not to participate in a charitable giveaway. The job of the Board of Directors is to increase the value of the shareholders' investments. If the Directors of Merck wish to donate to charity, they should do so from their own very substantial personal remunerations. In 1995 Merck donated, through the Merck Company Foundation, over $121 million dollars of cash and products to various charities. This money would better have served the interests of the stockholders if it had been reinvested in the company or returned to the shareholders in the form of increased dividends. Having said this, the 'good will' generated by these contributions is not lost on the proponents of this resolution.

    "Most Merck directors appear to be actively connected with one or more charities or quasi-eleemosynary institutions subsidized at least in part by public contributions. The proponents of this proposal believe that the Directors of Merck are using corporate funds at stockholders' expense in order to win election or appointment to these various boards and subsequently bolster their own resumes. Merck Directors are forcibly imposing their own charitable interests upon Merck stockholders by donating large sums of money, frequently to a single charity, without stockholders' approval or consent.

    "If our proposal is adopted, the Board of Directors would be charged with determining the total amount that the company would donate each year. The shareholders, the owners of the company, would individually determine which charities would be the beneficiaries of this largess. Only in those cases where shareholders fail to exercise this prerogative, would the company be able to determine the recipients of charitable shares.

    "The Berkshire Hathaway Corporation has used this type of donation policy since 1981.

    "Please vote FOR this proposal."

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE RESOLUTION

  Under the arrangement put forth by the proponents, the Company would be responsible for administering contribution requests from each of the Company's over 1,000,000 shareholders. This would require the Company to communicate directly with investors who hold their shares in "street name," to confirm the tax-exempt status of each charity designated by stockholders, and to process individual contributions to each such charity. The proponents' recommendation is administratively burdensome and expensive.

  The Company's charitable endeavors, encompassing contributions made directly by the Company and those made through The Merck Company Foundation, are the product of a carefully administered program designed to ensure that the nature and magnitude of the contributions are in the best interests of the Company and its stockholders and that the recipients are appropriate and deserving. Of the $121 million in 1995 contributions cited in this proposal, $100 million were in the form of product donations such as providing medicines for disaster relief efforts and the Company's ongoing contribution of Mectizan to treat and eventually eradicate river blindness in Africa. Of the remaining $21 million, two-thirds supported educational training of physicians and scientists. Training physicians and scientists benefits society as a whole, while enhancing and broadening the pool of scientific talent that the Company may draw upon for its employees. The Company's charitable endeavors are consistent with, and supportive of, the Company's long-standing commitment to health and well-being and earn the Company substantial respect and good will from the scientific community, local communities in the vicinity of our sites, customers and the public at large.

  A booklet summarizing the Company's contributions is available upon request.

  The Board of Directors believes that the stockholder proposal would impose an inappropriate and unwarranted restriction on the Company's charitable activities and is not in the best interest of the Company or its stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company is not aware of any beneficial owner of more than ten percent of its Common Stock.

  Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that all filing requirements applicable to its officers and directors were complied with during the 1996 fiscal year except for the inadvertent failure to report initial holdings on Form 3 in 1994 and the failure to report an aggregate of nine purchases by Per G.H. Lofberg of Company Common Stock pursuant to the Medco Employee Stock Purchase Plan, which purchases were comprised of four purchases in each of 1994 and 1995 and one purchase in 1996, which resulted in the failure to file two Forms 4 and the failure to report such purchases and shares acquired with reinvested dividends on two Forms 5. Such purchases and acquisitions were reported by Mr. Lofberg on Form 5 in 1997.

                  DEADLINE FOR STOCKHOLDER PROPOSALS FOR 1998

  Stockholder proposals to be presented at the 1998 Annual Meeting must be received by the Company on or before November 18, 1997 for inclusion in the proxy statement and proxy card relating to that meeting.

                                 OTHER MATTERS

  The Board of Directors is not aware of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment in such matters.

                                          Merck & Co., Inc.

March 17, 1997

                                     [ART]
--------------------------------------------------------------------------------

[LOGO]MERCK              PROXY/VOTING INSTRUCTION CARD

                 ANNUAL MEETING OF STOCKHOLDERS--APRIL 23, 1997

   The undersigned hereby appoints RAYMOND V. GILMARTIN, MARY M. McDONALD and CELIA A. COLBERT, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote ALL of the stock of MERCK & CO., Inc. standing in the name of the undersigned at the ANNUAL MEETING OF STOCKHOLDERS to be held on April 23, 1997, and at all adjournments thereof, upon the matters set forth on the reverse side, as designated (including the power to vote cumulatively in the election of directors), and upon such other matters as may properly come before the meeting. This card also provides voting instructions for shares held for the account of the undersigned in the Merck Stock Investment Plan, as described in the proxy statement. Any prior proxy or voting instructions are hereby revoked.

   The shares represented by this proxy will be voted as directed by the stockholder. If no specification is made, the shares will be voted FOR proposals 1 and 2 and AGAINST proposals 3, 4, 5, 6 and 7.

   [_] Discontinue mailing the Annual Report to this account.

   [_] Will attend the Annual Meeting.

[LOGO]MERCK








================================================================================
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DIRECTORS      1. Election of Directors: Nominees are Edward M. Scolnick for a
RECOMMEND         term expiring in 1999; Lawrence A. Bossidy, Johnnetta B. Cole,
 A VOTE           Charles E. Exley, Jr. and William N. Kelley for terms expiring
   FOR            in 2000. AUTHORITY TO VOTE FOR ANY NOMINEE MAY BE WITHHELD BY
  ITEMS           LINING THROUGH THE NOMINEE'S NAME ABOVE. To cumulate votes as
 1 AND 2          to a particular nominee(s) as explained in the proxy
                  statement, indicate the name(s) and the number of votes to be given to such nominee(s):


                  [_] FOR all nominees (except       [_] WITHHOLD AUTHORITY to
                      as marked to the contrary          vote for all nominees
                      above_______________________)


               2. Ratification of Appointment of    FOR   AGAINST ABSTAIN
                  Independent Public Accountants ...[_]     [_]     [_]

--------------------------------------------------------------------------------

               Stockholder Proposals Concerning:

DIRECTORS      3. Prior Government/Political
RECOMMEND         Service of Certain Employees and
 A VOTE           Directors ........................[_]    [_]    [_]
 AGAINST
  ITEMS        4. Benefits for Management and
3, 4, 5,          Directors ........................[_]    [_]    [_]
 6 AND 7
               5. Confidential Voting ............  [_]    [_]    [_]

               6. Providing Shareholders with
                  Reports...........................[_]    [_]    [_]

               7. Charitable Contributions .......  [_]    [_]    [_]

--------------------------------------------------------------------------------

                                             Signature(s):
                                             --------------------------------

                                             --------------------------------

                                             --------------------------------
                                             Date:                     , 1997
                                             --------------------------------

WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, GIVE FULL TITLE AS SUCH. WHEN STOCK HAS BEEN ISSUED IN THE NAMES OF TWO OR MORE PERSONS, ALL SHOULD SIGN UNLESS EVIDENCE OF AUTHORITY TO SIGN ON BEHALF OF OTHERS IS ATTACHED. PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.